Exhibit 107.01
Form S-8
(Form Type)
INTUIT INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other(2)	19,902,811	$473.93	$9,432,539,217.23	$92.70 per $1,000,000	$874,396.39
Total Offering Amounts					$9,432,539,217.23		$874,396.39
Total Fee Offsets							$0.00
Net Fee Due							$874,396.39

(1)	Represents 19,902,811 additional shares available for awards under the Intuit Inc. Amended and Restated 2005 Equity Incentive Plan as amended by the Registrant’s stockholders on January 20, 2022 (“Amended and Restated Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock in respect of the securities identified in the table above by reason of any stock dividend, stock split, recapitalization or other similar transaction. This Registration Statement shall also cover an indeterminate number of options and other rights to acquire common stock, to be granted pursuant to the Amended and Restated Plan.

(2)
Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices per share of the Registrant’s common stock as reported on The Nasdaq Global Select Market on February 28, 2022, which was $473.93.